UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2012

LAS VEGAS RAILWAY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-144973 (Commission File Number)	56-2646797 (I.R.S. Employer Identification No.)

6650 Via Austi Parkway, Suite 170 Las Vegas, NV 89119 (Address of principal executive offices) (zip code)

702 583 6715 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 1, 2012 Joseph Cosio-Barron resigned as a member of the Board of Directors of Las Vegas Railway Express, Inc. (the “Company”).  Mr. Cosio-Barron’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Cosio-Barron was not a member of any committees.

On May 8, 2012, Las Vegas Railway Express, Inc. (the “Company”) elected Mr. Tom Mulligan as a director of the Company to replace Mr. Joseph Cosio-Barron, effective May 8, 2012.

Mr. Mulligan was an operations executive at Union Pacific for nearly 40 years, with experience in management, transportation, dispatching, budgeting and operations administration. Mr. Mulligan recently retired from Union Pacific Railroad after being elected to the Omaha City Council. Mr. Mulligan has served on the National Academies’ Transportation Research Board, was a member of the Federal Administration RSAC and served on the Nebraska Transit and Rail Advisory Council.

In consideration of the service as director, Mr. Mulligan will receive an initial 500,000 shares of the Company’s common stock and a cash payment of $12,000 per annum, respectively.

There are no understandings or arrangements between Mr. Mulligan and any other person pursuant to which Mr. Mulligan was selected as a director. There is no family relationship between Mr. Mulligan with any of our other officers and directors, or person nominated or chosen by the Company to become a director or executive officer.  Other than as set forth herein,  there are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K between the Company and Mr. Mulligan.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2012	LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/Michael Barron
Michael Barron
Chief Executive Officer